                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*

                               Corixa Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   21887F 10 0
                 ---------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 21887F 10 0              13G                         PAGE 1 OF 8 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Enterprise Partners III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]
                                                          (b)    [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             1,357,384
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              0
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               1,357,384
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             0

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,357,384
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 21887F 10 0              13G                        PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Enterprise Partners III Associates, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)    [ ]
                                                        (b)    [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             118,032
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              0
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               118,032
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             0

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       118,032
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 21887F 10 0               13G                       PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Enterprise Management Partners III, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)    [ ]
                                                        (b)    [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              1,475,416
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             1,475,416

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,475,416
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 21887F 10 0                13G                       PAGE 4 OF 8 PAGES

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Andrew E. Senyei, M.D.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)    [ ]
                                                        (b)    [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

                             0
      NUMBER OF
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              1,475,416
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               0
                      ----------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
         WITH
                             1,475,416

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,475,416
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       12.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       I
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP NO. 21887F 10 0               13G                       PAGE 5 OF 8 PAGES


ITEM 1(a).        NAME OF ISSUER:

                           Corixa Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           1124 Columbia Street, Suite 200, Seattle, WA 98104

ITEM 2(a).        NAME OF PERSON FILING:

                           Enterprise Partners III, L.P. ("EPIII")

                           Enterprise Partners III Associates, L.P. ("EPIIIA")

                           Enterprise Management Partners III, L.P. ("EMPII")

                           Andrew E. Senyei, M.D. ("AES")

                           See Item 4 below.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           7979 Ivanhoe Avenue, Suite 550, La Jolla, CA 92037

ITEM 2(c).        CITIZENSHIP:

                           See row 4 of Cover Pages.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock.

ITEM 2(e).        CUSIP NUMBER:

                           21887F 10 0


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CUSIP NO. 21887F 10 0             13G                          PAGE 6 OF 8 PAGES

ITEM 4.  OWNERSHIP.

     (a) Amount Beneficially Owned:

                  See row 9 of Cover Page for each Reporting Person. AES is a General Partner of EMPIII, EPIII and EPAIII, and, as such, may be deemed to share voting and investment power with respect to such shares. EMPIII is the General Partner of EPIII and EPAIII. AES disclaims beneficial ownership of such shares, except to the extent of his pecuniary in such shares.

     (b) Percent of Class:

                  See row 11 of Cover Page for each Reporting Person.

     (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           See row 5 of Cover Page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote:

                           See row 6 of Cover Page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See row 7 of Cover Page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See row 8 of Cover Page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.


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 CUSIP NO. 21887F 10 0            13G                          PAGE 7 OF 8 PAGES

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 21887F 10 0                  13G                     PAGE 8 OF 8 PAGES


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date:  February 12, 1998

     ENTERPRISE PARTNERS III, L.P.
     By its General Partner,
     Enterprise Management Partners III, L.P.

     By: /s/ Andrew E. Senyei
        -------------------------------
     Name:  Andrew E. Senyei, M.D.
     Title:  General Partner

     ENTERPRISE PARTNERS III ASSOCIATES, L.P.
     By its General Partner,
     Enterprise Management Partners III, L.P.

     By: /s/ Andrew E. Senyei
        -------------------------------
     Name:  Andrew E. Senyei, M.D.
     Title:  General Partner

     ENTERPRISE MANAGEMENT PARTNERS III, L.P.


     By: /s/ Andrew E. Senyei
        -------------------------------
     Name:  Andrew E. Senyei, M.D.
     Title:  General Partner

     /s/ Andrew E. Senyei
     ----------------------------------
     Andrew E. Senyei, M.D.